EXHIBIT 10.22
AMENDMENT TO THE HARTFORD EXCESS PENSION PLAN II

The Hartford Excess Pension Plan II (“The Plan"), which was most recently restated effective January 1, 2012, is hereby amended effective January 1, 2021, to clarify certain interest rate assumptions for lump sums payments in the event of a Change in Control.

This clarification is being made on account of final regulations published by the Pension Benefit Guaranty Corporation ("PBGC"), effective January 1, 2021. These regulations revise the PBGC’s methodology for calculating lump sum interest rates upon plan termination and replace the PBGC’s monthly publication of interest rates used by private sector plans (often referred to by the PBGC as "Appendix C rates") with a table to be used by private sector plans to determine the applicable rates under Appendix C rates for each month.

The second sentence of Section 2.05 of the Plan is hereby amended to read as follows:

The amount of such lump sum payment shall be equal to the sum of (i) the Participant’s Cash Balance Account, if any, plus (ii) the Present Value of the Participant’s Final Average Pay benefit, if any, where such present value is calculated on an actuarial basis determined by the Committee, using the interest rates for immediate annuities and deferred annuities specified by the PBGC for valuing lump sum benefits for private sector payments (often referred to as the “Appendix C to Part 4022 rates”) for the month in which the Change in Control Occurs.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

By:	/s/ Lori Rodden
Lori Rodden, Chief Human Resources Officer

Date:	December 13, 2021

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